Exhibit 99.1

PSIVIDA CORP. REPORTS FIRST QUARTER FY 2015 RESULTS

WATERTOWN, MA – November 7, 2014 — pSivida Corp. (NASDAQ: PSDV, ASX: PVA), a leader in the development of sustained release, drug delivery products for treating eye diseases, today announced financial results for its first quarter ended September 30, 2014.

pSivida’s lead licensed product, ILUVIEN® for Diabetic Macular Edema (DME), was approved by the U.S. Food & Drug Administration (FDA) in September 2014, and pSivida received the $25.0 million milestone payment earned on that approval in October 2014. Commercialization of ILUVIEN for DME in the U.S. is scheduled to commence in the first quarter of 2015 and in Portugal in the fourth quarter of 2014. ILUVIEN now has or is pending marketing approval in 18 countries and is sold in the U.K. and Germany. An exclusive sublicense of ILUVIEN covers Australia and New Zealand. pSivida is entitled to 20% of the net profits from sales of ILUVIEN by its licensee on a country-by-country, quarter-by-quarter basis and 20% of royalties and 33% of other amounts from sublicenses of ILUVIEN.

“We are very pleased with the FDA approval of ILUVIEN. It is indicated for DME patients previously treated with a course of corticosteroids without a clinically significant rise in intraocular pressure. This indication is broader than in the EU,” said Paul Ashton, Ph.D., President and CEO of pSivida. “We believe ILUVIEN’s three-year treatment duration and potential to reverse vision loss will make it an important treatment alternative to current VEGF therapy requiring injection as frequently as monthly, particularly as the DME of the majority of patients receiving this therapy is not optimally managed. Between our $14.3 million in cash at quarter end and the $25.0 million FDA milestone, we are now in an excellent financial position to continue our product development programs into 2017.”

Enrollment continues on schedule in pSivida’s pivotal Phase III trial of its lead development product, Medidur™ for posterior uveitis, the third largest cause of blindness in the U.S. The Company is requesting a meeting with the FDA to confirm its regulatory strategy of seeking FDA approval for Medidur based on data from the single ongoing Phase III trial, rather than two trials, together with supplemental clinical data on its proprietary inserter. Medidur uses the same injectable, sustained-release micro-insert as ILUVIEN for DME (same design, same drug, same polymer, same release rate). The FDA has agreed that pSivida can use much of the data, including clinical safety data, from the completed ILUVIEN Phase III trials to support an application for Medidur. pSivida was recently granted another U.S. patent extending the patent coverage of the micro-insert used in ILUVIEN and Medidur to August 2027.

pSivida continued its pre-clinical development of potential products based on its Durasert™ and Tethadur™ platform technologies. The Company’s research is focused on ocular and systemic delivery of antibodies, other proteins and drugs to provide sustained treatment of wet and dry age-related macular degeneration, glaucoma, osteoarthritis and other diseases.

“We are encouraged by our ongoing pre-clinical research, generating a robust pipeline of potential products reflecting our strategy of developing our own products to become a specialty pharma company while continuing to enter into strategic collaborations where appropriate. We continue to work on the development of products using Tethadur, our technology designed to deliver antibodies and other proteins. These biologic products are significant in the treatment world—seven of the ten largest pharmaceutical products are biologics—but they are not optimally delivered. We are working to solve this issue. Our Durasert technology, which is the basis of our three approved products, as well as Medidur, has proven to be an effective vehicle for very long-term sustained delivery of drugs, and we are now studying new generations of this technology as the basis for new products. Finally, we are researching potential products that join these two technologies and are excited by the potential to provide targeted, long-term delivery of biologics.”

Results for the FY2015 First Quarter. Revenues for the quarter ended September 30, 2014 totaled $25.3 million compared to $597,000 for the prior year quarter. The increase was due to recognition of the $25.0 million milestone earned upon FDA approval of ILUVIEN.

Operating expenses for the three months ended September 30, 2014 totaled $4.5 million compared to $4.3 million a year earlier. The increase was principally due to additional CRO costs for the Medidur Phase III program.

Net income for the quarter ended September 30, 2014 was $20.6 million, or $0.67 per diluted share, compared to a net loss of $3.7 million, or $0.14 per share, for the prior year quarter.

At September 30, 2014, cash, cash equivalents and marketable securities totaled $14.3 million. In October 2014, the Company received the $25.0 million FDA approval milestone payment. The Company’s quarterly cash burn is expected to vary from quarter to quarter based on timing and amounts of cash payments, including CRO payments, and cash receipts under collaboration agreements.

Today’s Conference Call Reminder

pSivida Corp. will host a live webcast and conference call today, November 7, 2014, at 8:30 am ET. The conference call may be accessed by dialing (877) 312-7507 from the U.S. and Canada, or (631) 813-4828 from international locations. The conference can also be accessed on the pSivida Corp. website at www.psivida.com. A replay of the call will be available approximately two hours following the end of the call through November 14, 2014. The replay may be accessed by dialing (855) 859-2056 within the U.S. and Canada or (404) 537-3406 from international locations, Conference ID number 30044979.

About pSivida Corp.

pSivida Corp., headquartered in Watertown, MA, is a leader in the development of sustained release, drug delivery products for treating eye diseases utilizing its core Durasert™ and Tethadur™ platform technology systems. pSivida’s lead product candidate, Medidur™ for treatment of posterior uveitis, is being studied in a pivotal Phase III clinical trial. Medidur uses the same injectable, sustained release micro-insert as pSivida’s lead licensed product, ILUVIEN® for the treatment of DME. ILUVIEN has been approved in the U.S., is marketed in the U.K. and Germany and has or is pending marketing authorization in 15 other EU countries. pSivida’s other licensed product, Retisert®, an implant that treats posterior uveitis, is sold in the U.S. pSivida’s pre-clinical research is focused on ocular and systemic delivery of biologics and drugs to treat of wet and dry age-related macular degeneration, glaucoma, osteoarthritis and other diseases.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. Some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements include uncertainties with respect to: ability to achieve profitable operations and access to capital; fluctuations in operating results; further impairment of intangible assets; decline in Retisert royalties; successful commercialization of, and receipt of revenues from, ILUVIEN for DME; effect of pricing and reimbursement decisions on sales of ILUVIEN for DME; consequences of fluocinolone acetonide side effects; number of clinical trials necessary to support an NDA for, and regulatory approval and successful commercialization, of Medidur; development of the Latanoprost Product and any exercise by Pfizer of its option; ability of Tethadur to successfully deliver large biologic molecules and development of products using Tethadur; ability to successfully develop product candidates, complete clinical trials and receive regulatory approvals; ability to market and sell products; success of current and future license agreements; termination of license agreements; effects of competition and other developments affecting sales of products; market acceptance of products; effects of guidelines, recommendations and studies; protection of intellectual property and avoiding intellectual property infringement; retention of key personnel; product liability; industry consolidation; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; legislative or regulatory changes; volatility of stock price; possible dilution; absence of dividends; and other factors described in our filings with the SEC. You should read and interpret any forward-looking statements together with these risks. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Follow pSivida on social media:

Twitter: https://twitter.com/pSividaCorp

Facebook: https://www.facebook.com/pages/PSivida-Corp/544893792199562

LinkedIn: http://www.linkedin.com/company/psivida

Google+: https://plus.google.com/u/0/b/113754643626984244726/113754643626984244726/posts

The President’s Blog: http://www.thechairmansblog.com/paul-ashton

For more information on pSivida, visit www.psivida.com.

Martin E. Janis & Company, Inc.

Beverly Jedynak

President

+1 312 943 1123

M: +1 773 350 5793

bjedynak@janispr.com

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended September 30,
	2014	2013

Revenues:
Collaborative research and development	$25,081	$173
Royalty income	226	424

Total revenues	25,307	597

Operating expenses:
Research and development	2,784	2,504
General and administrative	1,734	1,811

Total operating expenses	4,518	4,315

Income (loss) from operations	20,789	(3,718)
Interest income	3	1

Income (loss) before income taxes	20,792	(3,717)
Income tax (expense) benefit	(226)	30

Net income (loss)	$20,566	$(3,687)

Net income (loss) per common share:
Basic	$0.70	$(0.14)

Diluted	$0.67	$(0.14)

Weighted average common shares outstanding:
Basic	29,323	25,918

Diluted	30,765	25,918

PSIVIDA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2014	June 30, 2014
Assets
Current assets:
Cash, cash equivalents and marketable securities	$14,308	$18,278
Accounts and other receivables	25,462	517
Other current assets	915	547

Total current assets	40,685	19,342
Intangible assets, net	2,528	2,765
Other assets	527	564

Total assets	$43,740	$22,671

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,208	$1,988
Deferred revenue	104	138

Total current liabilities	2,312	2,126
Deferred revenue	5,584	5,584
Deferred rent	42	37

Total liabilities	7,938	7,747

Stockholders’ equity:
Capital	291,258	290,893
Accumulated deficit	(256,447)	(277,013)
Accumulated other comprehensive income	991	1,044

Total stockholders’ equity	35,802	14,924

Total liabilities and stockholders’ equity	$43,740	$22,671